SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                        New York Community Bancorp, Inc.
                     (formerly Queens County Bancorp, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   649445-10-3
                             (formerly 748242-10-4)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP No. 649445-10-3                   13G/A                  Page 2 of 4 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    New York Community Bank
    Employee Stock Ownership Plan
    IRS ID No. 11-1212640
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York State-chartered stock savings institution's employee stock benefit plan organized in New York.
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                  5    SOLE VOTING POWER

                       3,350,874
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,253,083
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             9,603,957
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       -0-
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    9,603,957
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.34% of 101,845,276 shares of Common Stock outstanding as of
    December 31, 2001.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT


                                Page 2 of 4 pages

                             New York Community Bank
                          Employee Stock Ownership Plan

                                 SCHEDULE 13G/A

Item 1 (a)  Name of Issuer:

            New York Community Bancorp, Inc.

Item 1 (b)  Address of Issuer's Principal Executive Offices:
            615 Merrick Avenue
            Westbury, New York 11590

Item 2 (a)  Name of Person Filing:
            New York Community Bank
            Employee Stock Ownership Plan
            Trustee: Oppenheimer Trust Company
                     498 Seventh Avenue, 14th Floor
                     New York, New York 10018

Item 2 (b)  Address of Principal Business Offices or, if none, Residence:
            615 Merrick Avenue
            Westbury, New York 11590

Item 2 (c)  Citizenship:  New York State-chartered stock savings institution's employee stock benefit plan organized in New York.

Item 2 (d)  Title of Class of Securities: Common Stock par value $0.01 per share

Item 2 (e)  CUSIP Number: 649445-10-3

Item 3 The person filing this statement is an employee benefit plan, which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4      Ownership:

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

            (a)   Amount beneficially owned: See Page 2, Item 9.

            (b)   Percent of class: See Page 2, Item 11.

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:
                               See Page 2, Item 5.


                                Page 3 of 4 pages

                  (ii)  Shared power to vote or to direct the vote:
                               See Page 2, Item 6.

                  (iii) Sole power to dispose or to direct the disposition of:
                               See Page 2, Item 7.

                  (iv)  Shared power to dispose or to direct the disposition of:
                               See Page 2, Item 8

Item 5      Ownership of Five Percent or Less of a Class:

            N/A

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            N/A

Item 7 Identification and classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            N/A

Item 8      Identification and Classification of Members of the Group:

            N/A

Item 9      Notice of Dissolution of Group:

            N/A

Item 10     Certification:

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 12, 2002
                                  ----------------------------------------------
                                           (Date)


                                           /s/  Charles Platt
                                  ----------------------------------------------
                                           (Signature)

                                           Senior Trust Officer
                                  ----------------------------------------------
                                           (Name/Title)


                                Page 4 of 4 pages